Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276062

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement, dated September 23, 2025

PROSPECTUS SUPPLEMENT

(To prospectus dated September 22, 2025)

Alliant Energy Corporation

$

% Fixed-to-Fixed Reset Rate

Junior Subordinated Notes due 20

Alliant Energy Corporation is offering $    aggregate principal amount of our   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 20 (the “notes”).

The notes will bear interest (i) from and including    , 2025 (the “original issue date”) to, but excluding,    , 20  at the rate of   % per annum and (ii) from and including    , 20 during each Reset Period (as defined herein) at a rate per annum equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of   %, to be reset on each Reset Date (as defined herein); provided that the interest rate during any Reset Period will not reset below   % per annum (which is the same interest rate as in effect on the original issue date).

Interest on the notes will accrue from and including    , 2025 and will be payable semi-annually in arrears on    and    of each year, beginning on    , 2026. The notes will mature on     , 20  .

We may defer interest payments on the notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the notes (including as reset during the deferral period), to the extent permitted by law.

At our option, we may redeem the notes at the times and at the redemption prices described in this prospectus supplement.

The notes will be our general unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. For a description of the effect of the terms of subordination applicable to the notes, see “Description of the Notes — Subordination.”

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-8 for information on certain matters you should consider before purchasing the notes.

	Per note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to Alliant Energy Corporation (before expenses)(1)		%	$

(1)	Plus accrued interest from , 2025, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company, or DTC, on or about    , 2025.

Joint Book-Running Managers

BofA Securities	MUFG

Barclays	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho	Wells Fargo Securities

The date of this prospectus supplement is     , 2025.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying prospectus combined.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell nor soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since any such date.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “Alliant Energy,” “we,” “our,” “us” or similar references mean Alliant Energy Corporation.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “may,” “believe,” “expect,” “anticipate,” “plan,” “project,” “will,” “projections,” “estimate,” or other words of similar import. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements included in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference herein or therein speak only as of the date of this prospectus supplement, the accompanying prospectus or the document incorporated by reference, as the case may be. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” on page S-8 of this prospectus supplement, page 4 of the accompanying prospectus and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including, but not limited to, the risk factor disclosure beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Some, but not all, of the risks and uncertainties that could materially affect actual results include:

•

Interstate Power and Light Company’s, or IPL’s, and Wisconsin Power and Light Company’s, or WPL’s, ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, capacity costs, costs of generation projects including such costs that are incurred prior to regulatory approval or exceed initial estimates, deferred expenditures, deferred tax assets, tax expense, interest expense, capital expenditures, marginal costs to service new customers, and remaining costs related to electric generating units, or EGUs, that have been or may be permanently closed and certain other retired assets, environmental remediation costs, and decreases in sales volumes, as well as earning their authorized rates of return, payments to their parent of expected levels of dividends, the impact of rate design on current and potential customers and demand for energy in their service territories, and the ability to obtain regulatory approval with acceptable conditions for individual customer rates for large load growth customers;

•	the impact of IPL’s retail electric base rate moratorium;

•

the ability to complete construction of generation and energy storage projects by planned in-service dates and within the cost targets set by regulators due to cost increases of and access to materials, equipment and commodities, which could result from tariffs, duties or other assessments, inflation, labor issues or supply shortages, the ability to successfully resolve warranty issues or contract disputes and the ability to obtain adequate generator interconnection agreements to connect the new projects to Midcontinent Independent System Operator, Inc., or MISO, in a timely manner;

•	weather effects on utility sales volumes and operations;

•	the direct or indirect effects resulting from cybersecurity incidents or attacks on us, IPL, WPL, or our and their suppliers, contractors and partners, or responses to such incidents;

•

the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	economic conditions and the impact of business or facility closures in IPL’s and WPL’s service territories;

S-iii

•

the ability and cost to provide sufficient generation and the ability of ITC Midwest LLC and American Transmission Company LLC, or ATC, to provide sufficient transmission capacity for potential load growth, including significant new commercial or industrial customers, such as data centers;

•	the ability of potential large load growth customers to timely construct new facilities, as well as the resulting higher system load demand by expected levels and timeframes;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and operating income;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric and gas services and their ability to pay their bills;

•

changes in the price of delivered natural gas, transmission, purchased electric energy, purchased electric capacity and delivered coal, particularly during elevated market prices, and any resulting changes to counterparty credit risk, due to shifts in supply and demand caused by market conditions, regulations and MISO’s seasonal resource adequacy process;

•	the ability to obtain regulatory approval for construction projects with acceptable conditions;

•

the ability to achieve the expected level of tax benefits for renewable generation and energy storage projects based on tax guidelines, timely beginning of construction and in-service dates, sourcing permissible amounts of construction support from entities with ties to certain foreign countries, compliance with prevailing wage and apprenticeship requirements, project costs and the level of electricity output generated by qualifying generating facilities, and the ability to efficiently utilize the renewable generation and energy storage project tax benefits to achieve IPL’s authorized rate of return and for the benefit of IPL’s and WPL’s customers;

•

federal and state regulatory or governmental actions, including the impact of legislation, Treasury regulations, executive orders, interpretations and guidance, and changes in public policy, including changes impacting renewable tax credits;

•

the ability to utilize tax credits generated to date, and those that may be generated in the future, before they expire, as well as the ability to transfer tax credits that may be generated in the future at adequate pricing;

•

the impacts of changes in the tax code, including tax rates, minimum tax rates, adjustments made to deferred tax assets and liabilities, and changes impacting the availability of and ability to transfer renewable tax credits, including preserving the qualification of any future tax credits;

•

disruptions to ongoing operations and the supply of materials, services, equipment and commodities needed to continue to operate and maintain existing assets and to construct capital projects, which may result from geopolitical issues, tariffs, supplier manufacturing constraints, regulatory requirements, labor issues or transportation issues, and thus affect the ability to meet capacity requirements and result in increased capacity expense;

•	inflation and higher interest rates;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	the future development of technologies related to electrification, and the ability to reliably store and manage electricity;

•

employee workforce factors, including the ability to hire and retain employees with specialized skills, impacts from employee retirements, changes in key executives, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

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•

changes to the creditworthiness of, or performance of obligations by, counterparties with which we, IPL and WPL have contractual arrangements, including large load growth customers, participants in the energy markets and fuel suppliers and transporters;

•

the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•	impacts that terrorist attacks may have on our, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of our investments;

•

changes to MISO’s resource adequacy process establishing capacity planning reserve margin and capacity accreditation requirements that may impact how and when new and existing generating facilities, including IPL’s and WPL’s additional solar generation, may be accredited with energy capacity, and may require IPL and WPL to adjust their current resource plans, to add resources to meet the requirements of MISO’s process, or procure capacity in the market whereby such costs might not be recovered in rates;

•

any material post-closing payments related to any past asset divestitures, including the transfer of renewable tax credits, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;

•

issues associated with environmental remediation and environmental compliance, including compliance with all current environmental and emissions laws, regulations and permits and future changes in environmental laws and regulations, including the Coal Combustion Residuals Rule, Cross-State Air Pollution Rule and federal, state or local regulations for emissions reductions, including greenhouse gases, or GHG, from new and existing fossil-fueled EGUs under the Clean Air Act, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce GHG emissions;

•	the timely development of technologies, innovations and advancements to provide cost effective alternatives to traditional energy sources;

•

the ability to defend against environmental claims brought by state and federal agencies, such as the EPA and state natural resources agencies, or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•

the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems, disruptions in telecommunications, technological problems, and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•

issues related to the availability and operations of EGUs and energy storage facilities, including start-up risks, breakdown or failure of equipment, fires, availability of warranty coverage and successful resolution of warranty issues or contract disputes for equipment breakdowns or failures, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental operating, capacity, fuel-related and capital costs through rates;

•

impacts that excessive heat, excessive cold, storms, wildfires, or natural disasters may have on our, IPL’s and WPL’s operations and construction activities, and recovery of costs associated with restoration activities, or on the operations of our investments;

•	our ability to sustain our dividend payout ratio goal;

•	changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic

S-v

conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs, including settlement losses related to pension plans;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize our, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments from changes in valuations of the assets held, as well as potential changes to ATC’s authorized return on equity;

•

impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures and cost of removal obligations, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the direct or indirect effects resulting from pandemics;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•

other factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors in the combined Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by IPL, WPL and us for the quarter ended June 30, 2025 and the fiscal year ended December 31, 2024, respectively.

We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words “Company,” “we,” “our,” “us” and “Alliant Energy” refer to Alliant Energy Corporation, a Wisconsin corporation, and its subsidiaries.

The following summary contains basic information about Alliant Energy and this offering. It may not contain all of the information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information regarding the terms and conditions of the notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and by the documents incorporated by reference into this prospectus supplement.

Alliant Energy Corporation

Alliant Energy Corporation is an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electric and natural gas service to customers in the Midwest through our two public utility subsidiaries, IPL and WPL. We also have non-utility operations. Our utility business is engaged principally in:

•	the generation and distribution of electricity to retail customers in select markets in Iowa and Wisconsin;

•	the distribution and transportation of natural gas to retail customers in select markets in Iowa and Wisconsin;

•	the sale of electricity to wholesale customers in Minnesota (through July 2025), Illinois, Iowa and Wisconsin; and

•

the generation and distribution of steam for two customers in Cedar Rapids, Iowa, which are each under contract through 2025 for taking minimum quantities of annual steam usage, with certain conditions, after which IPL expects to exit the steam business, and various other energy-related products and services.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the Federal Energy Regulatory Commission under that Act.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

THE OFFERING

In this section, references to “Alliant Energy,” “we,” “us” and “our” mean Alliant Energy Corporation excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Issuer	Alliant Energy Corporation

Amount of Notes Offered	$ aggregate principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due , 20 .

Maturity	, 20 .

Interest Rate	The notes will bear interest (i) from and including , 2025 (which is the expected original issuance date) to, but excluding, the First Reset Date at the rate of % per annum and (ii) from and including the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of %, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below % per annum (which equals the initial interest rate on the notes).

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, interest on the notes will be payable semi-annually in arrears on and each year, beginning , 2026, to the record holders of the notes at the close of business on the immediately preceding or , as applicable, whether or not a business day.

For more information regarding the interest rate for each series of the notes, see “Description of the Notes—Interest Rate and Maturity” in this prospectus supplement.

Option to Defer Interest Payments	So long as no event of default with respect to the notes has occurred and is continuing, we may, at our option, defer payment of all or part of the current and accrued interest otherwise due on the notes, on one or more occasions, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the date on which the first such deferred interest payment otherwise would have been made, an Optional Deferral Period). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do so on more than one occasion. A deferral of interest payments may not end on a date other than the day immediately preceding an interest payment date and may not extend beyond the maturity date of the notes, and we may not begin a new Optional Deferral Period and may not pay current interest on the notes until we have paid all accrued interest on the notes from the previous Optional Deferral Period.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the notes as described above but not beyond the maturity date of the notes.

We will give the trustee written notice of our election to begin an Optional Deferral Period at least one business day before the record date for the next interest payment date which shall contain an instruction for the trustee to forward such notice to the holders of the notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. We have no current intention of deferring interest payments on the notes.

For more information concerning Alliant Energy’s option to defer interest payments, see “Description of the Notes—Option to Defer Interest Payments.”

Dividend Stopper; Other Limitations	During any Optional Deferral Period, we will not do any of the following (subject to certain limited exceptions):

•	declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any capital stock of Alliant Energy;

•	pay any principal of, interest or premium, if any, on, or repay, repurchase or redeem, any debt securities of Alliant Energy that rank equally with or junior to the notes in right of payment; or

•	make any payments with respect to any guarantee by Alliant Energy of any indebtedness if such guarantee ranks equally with or junior to the notes in right of payment.

For more information about these limitations and the exceptions thereto, see “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement.

Ranking

The notes will be our unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness, to the extent and in the manner set forth under the caption “Description of the Notes—Subordination” in this prospectus supplement. The notes will be effectively subordinated in right of payment to any secured indebtedness we have incurred or may incur (to the extent of the value of the collateral securing such secured indebtedness) and will also be effectively subordinated to all existing and future indebtedness and other liabilities and any preferred equity of our subsidiaries. The notes will rank senior to all of our equity securities.

As of June 30, 2025, Alliant Energy’s total consolidated indebtedness, net of unamortized debt issuance costs and unamortized premiums and discounts, was $11,015 million, all of which was senior unsecured indebtedness. Alliant Energy does not currently have any secured indebtedness. In addition, at June 30, 2025, Alliant Energy had $550 million of undrawn funds under our single revolving credit facility, which would be senior unsecured indebtedness to the extent drawn. As of June 30, 2025, Alliant Energy’s subsidiaries had $15,472 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes and the use of proceeds therefrom, Alliant Energy’s total consolidated indebtedness, net of unamortized debt issuance costs and unamortized premiums and discounts, would have been $11,740 million. See “Use of Proceeds” and “Capitalization.”

The notes will rank equally in right of payment with any future junior subordinated indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. The notes will be effectively subordinated in right of payment to any senior unsecured, and subordinated in right of payment to any secured indebtedness we may have or may incur (to the extent of the value of the collateral securing such secured indebtedness).

The notes are the obligations of Alliant Energy exclusively and are not the obligations of any of our subsidiaries or any entities we account for as equity method investments. Alliant Energy is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. As a result, Alliant Energy’s indebtedness is structurally subordinated to all existing and future debt, trade creditors and other liabilities of its subsidiaries and effectively subordinated to any existing and future senior unsecured indebtedness, and any secured indebtedness to the extent of the assets securing any such secured indebtedness. Alliant Energy’s rights, and hence the rights of its creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that Alliant Energy’s claims as a creditor of such subsidiary may be recognized. As a result of the foregoing and due to other factors, Alliant Energy may not have sufficient funds to fulfill its obligations under the notes. Its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to Alliant Energy from such subsidiaries may be subject to statutory and regulatory limitations and contractual and other restrictions and are subject to other business considerations.

At June 30, 2025, Alliant Energy’s subsidiaries had total indebtedness and other liabilities of approximately $15,472 owing to unaffiliated third parties, to which the notes would be effectively subordinated in right of payment. In addition, at June 30, 2025, Alliant Energy’s subsidiaries had $458 million of undrawn funds under our single revolving credit facility, to which the notes would be effectively subordinated in right of payment. Alliant Energy’s subsidiaries IPL and WPL have also entered into conditional commitments with the U.S. Department of Energy’s Loan Programs Office for loan guarantees of approximately $1.4 billion and $1.6 billion, respectively.

For more information, see “Description of the Notes—Ranking” in this prospectus supplement.

Optional Redemption	At our option, we may redeem some or all of the notes, as applicable, before their maturity, as follows:

•

in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date;

•

in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event at a redemption price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest on the notes to, but excluding, the redemption date; and

•

in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the notes, plus accrued and unpaid interest on the notes to, but excluding, the redemption date.

For more information, including regarding the events that will constitute a Tax Event or a Rating Agency Event, see “Description of the Notes—Redemption.”

U.S. Federal Income Tax Considerations	As set forth in “Material U.S. Federal Income Tax Considerations – Classification of the Notes,” the notes will be treated as indebtedness of Alliant Energy (although there is no controlling authority directly on point) for all U.S. federal, state, and local tax purposes. Each holder of notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder will treat the notes in the same manner.

We believe that the likelihood of our exercising the option to defer interest payments is “remote” within the meaning of the U.S. Treasury Regulations and expect the notes to be treated for U.S. federal income tax purposes as “variable rate debt instruments” (or VRDIs). For these reasons, and based on applicable Treasury Regulations and the expected pricing terms of the notes, we expect that the notes will not be treated as issued with original issue discount (or OID).

Nevertheless, if the option to defer any payment of interest were determined not to be remote, if we exercised such option, or if the pricing terms were to be set in a manner different from our expectations, the notes of such series would be treated as issued with OID at the time of issuance, or reissued with OID at the relevant later point in time. In such case, if you are a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations”) that owns such notes, you will be required to include such OID in income (as ordinary income) on a constant yield basis for U.S. federal income tax purposes during such period, regardless of your method of accounting for U.S. federal income tax purposes and before the receipt of the cash attributable to the interest.

See “Material U.S. Federal Income Tax Considerations—U.S. Holders.”

No limitation on debt	The notes and the related indenture will not limit the amount of senior unsecured indebtedness or the amount of any other indebtedness or liabilities that we may issue or incur, and do not contain any financial or other similar restrictive covenants, or provide holders any protections should we be involved in a highly leveraged transaction.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to reduce outstanding commercial paper, retire long term debt and/or for general corporate purposes. Long term debt to be retired may include the $200 million aggregate principal amount of 1.400% senior notes and the $300 million variable rate term loan (5% interest rate as of June 30, 2025) issued by Alliant Energy Finance, LLC, and our $575 million aggregate principal amount of 3.875% convertible senior notes, each of which matures in March 2026 and is expected to be retired at or prior to maturity. Pending application of the proceeds from this offering, we intend to place the proceeds in short-term instruments. See “Use of Proceeds.”

Certain of the underwriters or their affiliates may hold some of the $200 million aggregate principal amount of 1.400% senior notes or $300 million variable rate term loan issued by Alliant Energy Finance, LLC, or some of our $575 million aggregate principal amount of 3.875% convertible senior notes. As a result, such underwriters or affiliates will receive their proportionate share of any amount of the term loan or senior notes that are repaid with the net proceeds of this offering. Additionally, certain of the underwriters or their affiliates are dealers on our commercial paper program and may hold our commercial paper and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting—Other Relationships.”

Denomination and Form	The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as depositary.

No Listing	The notes are a new series of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Further Issuances	The notes will be limited initially to $ in aggregate principal amount. We may, however, “reopen” the series of notes and issue an unlimited principal amount of additional notes of this series in the future without the consent of the holders. Such additional notes will have the same terms as the notes of such series offered hereby in all respects (except for the payment of interest accruing prior to the issue date of the additional notes of such series and except for the first payments of interest following the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby; provided, however, that if the additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a separate CUSIP number.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in the notes.

Governing Law	The notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Investing in the notes involves risk. You should carefully consider the following risk factors together with all the other information contained in this prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described below and incorporated herein by reference are not the only ones facing us. If any of the matters described below were to occur, our business, properties, assets, financial condition, results of operations, cash flows or prospects could be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations.

The terms of the indenture and our other outstanding debt do not prohibit us from incurring additional indebtedness, including Senior Indebtedness, which could adversely affect our financial condition.

The terms of the indenture, which governs our rights and obligations with respect to the notes, and the terms of our other outstanding debt, do not prohibit us from incurring indebtedness in addition to the notes. We anticipate continuing to borrow for capital and other needs. In addition, we could enter into new projects, acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the notes, by credit rating agencies.

The notes are subordinated or effectively subordinated to all other indebtedness of Alliant Energy and its subsidiaries (other than any unsecured indebtedness that Alliant Energy has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that Alliant Energy or its subsidiaries may incur.

Pursuant to the terms of the indenture, the notes will be subordinated in right of payment to all of Alliant Energy’s existing and future Senior Indebtedness (as defined under “Description of the Notes—Subordination”). This means that, in the event of (a) Alliant Energy’s bankruptcy, dissolution, winding-up, liquidation or reorganization, (b) Alliant Energy’s failure to pay any interest, principal or other monetary amounts due on any of its Senior Indebtedness when due (and continuance of that default beyond any applicable grace period) or (c) acceleration of the maturity of any of Alliant Energy’s Senior Indebtedness as a result of a default, Alliant Energy will not be permitted to make any payments on the notes until, in the case of clause (a), all amounts due or to become due on all of its Senior Indebtedness have been paid in full, or, in the case of clauses (b) and (c), all amounts due on its Senior Indebtedness have been paid in full. For additional information about the subordination of the notes to our Senior indebtedness, see “Description of the Notes — Subordination” in this prospectus supplement. As of June 30, 2025, Alliant Energy’s total consolidated indebtedness, net of unamortized debt issuance costs and unamortized premiums and discounts, was $11,015 million, all of which was senior unsecured indebtedness. Alliant Energy does not currently have any secured indebtedness. In addition, at June 30, 2025, Alliant Energy had $550 million of undrawn funds under our single revolving credit facility, which would be Senior Indebtedness to the extent drawn. In addition, the notes will be effectively subordinated in right of payment to any secured indebtedness Alliant Energy may in the future incur (to the extent of the value of the collateral securing such secured indebtedness). Due to the subordination of the notes, if Alliant Energy’s assets are distributed upon its bankruptcy, dissolution, winding-up, liquidation or reorganization, holders of any Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the notes in right of payment will likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.

The notes are the obligations of Alliant Energy exclusively and are not the obligations of any of our subsidiaries or any entities we account for as equity method investments. Alliant Energy is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. As a result, Alliant Energy’s indebtedness is structurally subordinated to all existing and future debt, trade creditors and other liabilities of its subsidiaries and effectively subordinated to any existing and future senior unsecured indebtedness, and any secured indebtedness to the extent of the assets securing any such secured indebtedness. Alliant Energy’s rights, and hence the rights of its creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that Alliant Energy’s claims as a creditor of such subsidiary may be recognized. As a result of the foregoing and due to other factors, Alliant Energy may not have sufficient funds to fulfill its obligations under the notes. Its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to Alliant Energy from such subsidiaries may be subject to statutory and regulatory limitations and contractual and other restrictions and are subject to other business considerations. At June 30, 2025, Alliant Energy’s subsidiaries had total indebtedness and other liabilities of approximately $15,472 owing to unaffiliated third parties, to which the notes would be effectively subordinated in right of payment. In addition, at June 30, 2025, Alliant Energy’s subsidiaries had $458 million of undrawn funds under our single revolving credit facility, to which the notes would be effectively subordinated in right of payment. Alliant Energy’s subsidiaries IPL and WPL have also entered into conditional commitments with the U.S. Department of Energy’s Loan Programs Office for loan guarantees of approximately $1.4 billion and $1.6 billion, respectively.

The indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by Alliant Energy or the amount of other indebtedness or liabilities that may be incurred by Alliant Energy or any of its subsidiaries. The incurrence by Alliant Energy or its subsidiaries of additional indebtedness, including the incurrence of additional Senior Indebtedness or secured indebtedness by Alliant Energy, may have adverse consequences for you as a holder of the notes, including making it more difficult for Alliant Energy to satisfy its obligations with respect to the notes, a loss of all or part of the trading value of your notes and a risk that one or more of the credit ratings of the notes could be lowered or withdrawn. Both Alliant Energy and its subsidiaries expect to incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future.

The interest rate on the notes will reset on the First Reset Date and each subsequent Reset Date and any interest payable after the First Reset Date may be based on a rate that is less than an amount of interest payable in an earlier interest period; provided that the interest rate will not reset below the interest rate for the notes as in effect on the original issue date.

The interest rate on the notes from their original issue date to, but excluding, the First Reset Date will be  % per annum. Beginning on the First Reset Date, the interest rate on the notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of   %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not be reset below   % per annum (which is the same interest rate as in effect on the original issue date). Therefore, although it is not possible for the interest rate to decrease below the interest rate as in effect on the original issue date, the interest rate for a given Reset Period subsequent to the First Reset Date could be less than the interest rate for the prior Reset Period. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date (provided, that the interest rate during any Reset Period will not reset below the interest rate as in effect on the original issue date). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

We can defer interest payments on the notes for one or more periods of up to 10 consecutive years each. This may affect the market price of the notes and increase your risk of not receiving the deferred payment.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for one or more periods of up to 10 consecutive years, as described in “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement. If we exercise this interest deferral right and you sell your notes during an Optional Deferral Period, you may not receive the same return on your investment as a holder that continues to hold its notes until we pay the deferred interest following the end of such Optional Deferral Period. As a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that do not have these rights. In addition, deferring interest payments will increase the amount owed to note holders over time, and by delaying payment you may have an increased risk of not receiving the deferred payment.

If we defer interest payments on the notes, or in certain other circumstances, there will be United States federal income tax consequences to holders of the notes.

We believe that the likelihood of our exercising our option to defer interest payments is “remote” within the meaning of the U.S. Treasury Regulations, and we further expect the notes to be treated for U.S. federal income tax purposes as VRDIs. For these reasons, and based on applicable Treasury Regulations and the expected pricing terms of the notes, we expect that the notes will not be treated as issued with OID.

Nevertheless, if the option to defer any payment of interest were determined not to be remote, if we exercised such option, or if the pricing terms were to be set in a manner different from expectations, the notes of such series would be treated as issued with OID at the time of issuance, or reissued with OID at the relevant later point in time. If the notes are issued (or reissued) with OID, then if you are a U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”) that owns such notes, you will be required to include such OID in income (as ordinary income) on a constant yield basis for U.S. federal income tax purposes during such period, regardless of your method of accounting for U.S. federal income tax purposes and before the receipt of the cash attributable to the interest.

If we were to exercise our option to defer payments of interest on the notes, the notes may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, if you are a U.S. holder and dispose of your notes between record dates for payments of interest, you will be required to include OID accrued to the date of such sale, redemption, exchange, retirement or other taxable disposition in taxable income and to add such amount to your adjusted tax basis in your notes. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Holders of the notes will have limited rights of acceleration.

Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal or premium, if any, on the notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). Holders of the notes and the trustee will not have the right to accelerate payment of the principal or interest on the notes upon the breach of any other covenant in the indenture. See “Description of the Notes — Option to Defer Interest Payments,” “Description of the Notes — Events of Default” and “Description of the Notes — Limitation on Remedies.”

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and S&P Global Ratings, each of which is expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to subordinated securities with features similar to the notes. If any rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, the trading price of the notes could be negatively affected. In addition, we may redeem the notes, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes — Redemption — Redemption Following a Rating Agency Event.”

An active trading market for the notes does not exist and may not develop, and any such market may be illiquid.

The notes are a new issue of securities with no established trading market, and we do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market- making at any time. In addition, the liquidity of any trading market in the notes that may develop, and the market prices quoted therefor, may be adversely affected by, among other things, changes in the overall market for this type of security and changes in our financial performance or prospects or the prospects for companies in our industry generally. As a result, an active after-market for the notes may not develop or be sustained and holders of the notes may not be able to sell their notes at favorable prices or at all. The difference between bid and ask prices in any secondary market for the notes could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes, and holders of the notes may be required to bear the financial risks of an investment in the notes for a significant period of time.

The notes are subject to early redemption.

As described under “Description of the Notes — Redemption,” we may at our option redeem the notes in whole or in part at the times and the applicable redemption price described thereunder. Consequently, we may choose to redeem your notes at a time when prevailing interest rates are lower than the effective interest rate paid on your notes and at times when the trading price of your notes is above the redemption price. You may not be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the notes if they had not been redeemed and with a similar level of investment risk.

Investors should not expect us to redeem the notes on the first or any other date on which they are redeemable.

We may redeem some or all of the notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption,” accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. In addition, we may redeem the notes, at our option, in whole but not in part, at any time following the occurrence and during the continuance of either a Tax Event or a Rating Agency Event (as those terms are defined under “Description of the Notes — Redemption” in this prospectus supplement). Any decision we may make at any time to redeem the notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the notes on the first or any other date on which they are redeemable. See “Description of the Notes — Redemption — Redemption Procedures; Cancellation of Redemption” in this prospectus supplement.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $   million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to reduce outstanding commercial paper, retire long term debt and/or for general corporate purposes. Long term debt to be retired may include the $200 million aggregate principal amount of 1.400% senior notes and the $300 million variable rate term loan (5% interest rate as of June 30, 2025) issued by Alliant Energy Finance, LLC, and our $575 million aggregate principal amount of 3.875% convertible senior notes, each of which matures in March 2026 and is expected to be retired at or prior to maturity. As of August 31, 2025, our outstanding commercial paper had an interest rate of 4.6% and a remaining maturity of less than 3 days. Pending application of the proceeds from this offering, we intend to place the proceeds in short-term instruments.

Certain of the underwriters or their affiliates may hold some of the $200 million aggregate principal amount of 1.400% senior notes or $300 million variable rate term loan issued by Alliant Energy Finance, LLC, or some of our $575 million aggregate principal amount of 3.875% convertible senior notes. As a result, such underwriters or affiliates will receive their proportionate share of any amount of the term loan or senior notes that are repaid with the net proceeds of this offering. Additionally, certain of the underwriters or their affiliates are dealers on our commercial paper program and may hold our commercial paper and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting—Other Relationships.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2025 on an actual basis and as adjusted to give effect to this offering and the anticipated use of the net proceeds from this offering as described under “Use of Proceeds.”

	As of June 30, 2025
	Actual	As Adjusted	% of Total as Adjusted
	(In millions)
Common equity:
Common stock	$3	$		%

Additional paid-in capital	3,075
Retained earnings	4,080
Shares in deferred compensation trust	(13)

Total common equity	7,145
Long-term debt, net (excluding current maturities):
Existing long-term debt	9,642
Notes offered hereby	—

Total long-term debt, net (excluding current maturities)	9,642

Short-term debt (including current maturities of long-term debt)(1)	1,665

Total capitalization	$18,452	$	100.0%

(1)

Includes $200 million 1.400% senior notes and a $300 million variable rate term loan issued by Alliant Energy Finance, LLC, and $575 million 3.875% convertible senior notes issued by us, all maturing in March 2026.

DESCRIPTION OF THE NOTES

The notes will be a series of our junior subordinated debt securities to be issued under an indenture between Alliant Energy, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), dated as of the issue date of the notes (the “indenture”), as supplemented by a first supplemental indenture, between Alliant Energy and the trustee, to be dated as of the issue date of the notes, or by an officer’s certificate delivered by Alliant Energy to the trustee. In this section and under the caption “Description of Debt Securities” in the accompanying prospectus, references to “Alliant Energy,” “we,” “us,” and “our” mean Alliant Energy Corporation excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

The indenture is the “subordinated indenture” referred to under “Description of Debt Securities” in the accompanying prospectus and the notes are a series of our subordinated debt securities referred to under such caption. The summary of selected provisions of the notes and the indenture appearing below supplements, and to the extent inconsistent, supersedes and replaces, the description of the general terms and provisions of the subordinated debt securities and the subordinated indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to the provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.

General

The notes will constitute a separate series of our subordinated debt securities under the indenture and will be issued in the aggregate principal amount of $    . As described in the accompanying prospectus under the caption “Description of Debt Securities—General,” we may, from time to time, without notice to or consent of the holders of the notes, issue additional notes and any such additional notes shall form a single series under the indenture with the notes offered by this prospectus supplement; provided that, if such additional notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a separate CUSIP number. Any such additional notes of the same series will have the same form and terms as the notes offered by this prospectus supplement (other than the offering price, the date of issuance and, under certain circumstances, the date from which interest thereon shall begin to accrue and the first interest payment date, and except that the provisions of the notes specifying the rate of interest thereon to but excluding the First Reset Date (as defined below) shall not be applicable to any such additional notes whose date of original issuance is on or after the First Reset Date).

Interest Rate and Maturity

The notes will mature on     , 20  (the “final maturity date”). The notes will be subject to redemption at our option as described below under “—Redemption.”

The notes will bear interest (i) from and including the original issue date to, but excluding,     , 20  (the “First Reset Date”) at the rate of   % per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below) at an interest rate per annum equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Interest Determination Date (as defined below) plus a spread of   %, to be reset on each Reset Date (as defined below); provided that the interest rate during any Reset Period will not be reset below   % per annum (which is the same interest rate as in effect from and including the original issue date to, but excluding, the First Reset Date).

Interest on the notes will accrue from and including the original issue date and will be payable semi-annually in arrears on      and      (each, an “interest payment date”) of each year, beginning on     , 2026, to the holders of record at the close of business on the immediately preceding     and     , respectively (each, a “record date”), subject to our right to defer interest payments as described below under “—Option to Defer Interest Payments.” Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published under the heading “Treasury Constant Maturities” in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published under the heading “Treasury Constant Maturities” in the most recent H.15.

If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-year U.S. Treasury Rate, will determine the Five-year U.S. Treasury Rate in its sole discretion, provided that, if the calculation agent determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of “business day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and      of every fifth year after 20  .

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

As used under this caption “Description of the Notes,” the term “business day” means, unless otherwise expressly stated, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the notes at such time. Unless we have validly called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date, we will appoint a calculation agent for the notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding notes for redemption on a redemption date occurring prior to the First Reset Date but we do not redeem all of the outstanding notes on such redemption date, we will appoint a calculation agent for the notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there shall always be a calculation agent in respect of the notes when so required). We may appoint Alliant Energy or an affiliate of Alliant Energy as calculation agent. The trustee shall not be obliged at any time to act as the calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period (as defined below under “—Option to Defer Interest Payments”) beginning on or after the First Reset Date, will be on file at our principal offices, will be made available to any holder or beneficial owner of the notes upon request and will be final and binding in the absence of manifest error.

If any interest payment date, any redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Option to Defer Interest Payments

So long as no event of default (as defined below under “—Events of Default”) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments of all or part of the current and accrued interest otherwise due on the notes, from time to time, on one or more occasions, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (as defined below) each (each such deferral period, commencing on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may be extended beyond the final maturity of the notes or end on a date other than the date immediately preceding an interest payment date, and we may not begin a new Optional Deferral Period and may not pay current interest on the notes until we have paid all accrued interest on the notes from the previous Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do so on more than one occasion.

During any Optional Deferral Period, interest on the notes will continue to accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes). In addition, during any Optional Deferral Period interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the notes), compounded semi-annually, to the extent permitted by applicable law. No interest will be due or payable on the notes during an Optional Deferral Period, except upon a redemption of any notes on any redemption date during such Optional Deferral Period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes to be redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes (in which case all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the notes shall become due and payable). All references in the notes and, insofar as relates to the notes, the indenture, to “interest” on the notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, we may elect, at our option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the final maturity date of the notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any Optional Deferral Period, if all amounts then due on the notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new Optional Deferral Period. Without limiting the foregoing, we may not begin a new Optional Deferral Period unless we have paid all accrued and unpaid interest on the notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

We will give the trustee notice of our initial election of, or any shortening or extension of, an Optional Deferral Period, at least 10 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to any applicable self-regulatory organization or to holders of the notes of the next succeeding interest payment date or the record date therefor, which such notice shall contain an instruction for the trustee to forward such notice to the holders of the notes. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the interest payment date immediately following the last day of an Optional Deferral Period will be the regular record date with respect to such interest payment date. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

Certain Limitations During an Optional Deferral Period

During any Optional Deferral Period, we will not do any of the following (subject to the exceptions set forth in the next succeeding paragraph):

(i)	declare or pay any dividends or distributions on any capital stock of Alliant Energy;

(ii)	redeem, purchase, acquire or make a liquidation payment on any capital stock of Alliant Energy;

(iii)	pay any principal of, interest or premium, if any, on, or repay, repurchase or redeem, any indebtedness of Alliant Energy that ranks equally with or junior to the notes in right of payment; or

(iv)	make any payments with respect to any guarantee by Alliant Energy of any indebtedness if such guarantee ranks equally with or junior to the notes in right of payment.

However, during an Optional Deferral Period, we may:

(a)

declare and pay dividends or distributions payable or made in capital stock of Alliant Energy (or rights to acquire capital stock of Alliant Energy), or options, warrants or rights to subscribe for or purchase capital stock of Alliant Energy;

(b)

declare and pay any dividend in connection with the implementation of a rights plan providing for the issuance by Alliant Energy to all holders of its capital stock of rights entitling them to subscribe for or purchase capital stock, which rights (1) are deemed to be transferred with such capital stock, (2) are not exercisable until the occurrence of a specified event or events, and (3) are also issued in respect of future issuances of Alliant Energy’s capital stock;

(c)

issue any shares of capital stock of Alliant Energy under any rights plan or purchase, redeem, repurchase, or acquire capital stock of Alliant Energy in connection with any rights distributed pursuant to a rights plan;

(d)

reclassify the capital stock of Alliant Energy, or exchange or convert one class or series of the capital stock of Alliant Energy for another class or series of capital stock of Alliant Energy, including any payment, repayment, redemption, purchase, acquisition or declaration of dividend described as a result of such reclassification of the capital stock of Alliant Energy, or the exchange or conversion of all or a portion of one class or series of Alliant Energy’s capital stock for another class or series of Alliant Energy’s capital stock;

(e)

purchase fractional interests in shares of capital stock of Alliant Energy pursuant to the conversion or exchange provisions of the capital stock of Alliant Energy or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or in connection with any split, reclassification or similar transaction;

(f)

purchase, acquire, or withhold shares of capital stock of Alliant Energy related to the issuance of capital stock or rights under any stock purchase or dividend reinvestment plan, employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, employees, agents, consultants or advisors of Alliant Energy, including any employment contract, or the satisfaction of obligations or Alliant Energy pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring Alliant Energy to purchase, redeem or acquire its capital stock

(g)

repurchase, redeem or acquire capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of capital stock of Alliant Energy) and make distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(h)

redeem, exchange or repurchase any rights outstanding under a shareholder rights plan outstanding on the date that the payment of interest is deferred or declare or pay thereunder a dividend or distribution of or with respect to rights in the future;

(i)

make payments on the notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(j)

pay deferred interest or principal on, or repay, redeem or repurchase, parity securities that, if not made, would cause Alliant Energy to breach the terms of the instrument governing such parity securities;

(k)	make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences; or

(l)

for the avoidance of doubt, convert the shares of convertible capital stock of Alliant Energy, if any, in accordance with the terms of such convertible capital stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

“Interest Payment Period” means the semi-annual period from and including an interest payment date to but excluding the next succeeding interest payment date, except for the first Interest Payment Period which shall be the period from and including the original issue date to but excluding     , 20  .

Ranking

The notes will be our general unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined below under “—Subordination”), to the extent and in the manner set forth under the caption “—Subordination” below.

As of June 30, 2025, Alliant Energy’s total consolidated indebtedness, net of unamortized debt issuance costs and unamortized premiums and discounts, was $11,015 million, all of which was senior unsecured indebtedness. Alliant Energy does not currently have any secured indebtedness. In addition, at June 30, 2025, Alliant Energy had $550 million of undrawn funds under our single revolving credit facility, which would be senior unsecured indebtedness to the extent drawn. As of June 30, 2025, Alliant Energy’s subsidiaries had $15,472 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes and the use of proceeds therefrom, Alliant Energy’s total consolidated indebtedness, net of unamortized debt issuance costs and unamortized premiums and discounts, would have been $11,740 million. See “Use of Proceeds” and “Capitalization.”

The notes will rank equally in right of payment with any future junior subordinated indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment. The notes will be effectively subordinated in right of payment to any senior unsecured, and subordinated in right of payment to any secured indebtedness we may have or may incur (to the extent of the value of the collateral securing such secured indebtedness).

The notes are the obligations of Alliant Energy exclusively and are not the obligations of any of our subsidiaries or any entities we account for as equity method investments. Alliant Energy is a holding company and, accordingly, substantially all of its operations are conducted through its subsidiaries. As a result, Alliant Energy’s indebtedness is structurally subordinated to all existing and future debt, trade creditors and other liabilities of its subsidiaries and effectively subordinated to any existing and future senior unsecured indebtedness, and any secured indebtedness to the extent of the assets securing any such secured indebtedness. Alliant Energy’s rights, and hence the rights of its creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that Alliant Energy’s claims as a creditor of such subsidiary may be recognized. As a result of the foregoing and due to other factors, Alliant Energy may not have sufficient funds to fulfill its obligations under the notes. Its subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to Alliant Energy from such subsidiaries may be subject to statutory and regulatory limitations and contractual and other restrictions and are subject to other business considerations.

At June 30, 2025, Alliant Energy’s subsidiaries had total indebtedness and other liabilities of approximately $15,472 owing to unaffiliated third parties, to which the notes would be effectively subordinated in right of payment. In addition, at June 30, 2025, Alliant Energy’s subsidiaries had $458 million of undrawn funds under our single revolving credit facility, to which the notes would be effectively subordinated in right of payment.

Additionally, if following a trial court’s determination of liability against Alliant Energy for any litigation claim, Alliant Energy posts a surety bond for such damages to support an order staying enforcement of that judgment pending appeal, Alliant Energy expects any reimbursement or other obligation by it in connection with that bond will constitute Senior Indebtedness. If Alliant Energy does not post a surety bond for such damages pending appeal, the judgment creditors may seek to enforce any monetary judgment through a variety of procedures, including the encumbrance or seizure of assets to satisfy the judgment.

The indenture does not limit the amount of Senior Indebtedness or secured indebtedness that may be incurred by Alliant Energy or the amount of other indebtedness or liabilities that may be incurred by Alliant Energy or any of its subsidiaries. For additional information, see “Risk Factors—The notes are subordinated or effectively subordinated to all other indebtedness of Alliant Energy and its subsidiaries (other than any unsecured indebtedness that Alliant Energy has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that Alliant Energy or its subsidiaries may incur.”

Subordination

The notes will be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. This means that upon:

(i)

any payment by, or distribution of the assets of, Alliant Energy upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings; or

(ii)	a failure to pay any interest, principal or other monetary amounts due on any of Alliant Energy’s Senior Indebtedness when due and continuance of that default beyond any applicable grace period; or

(iii)	acceleration of the maturity of any Senior Indebtedness of Alliant Energy as a result of a default, the holders of all of Alliant Energy’s Senior Indebtedness will be entitled to receive:

(a)	in the case of clause (i) above, payment of all amounts due or to become due on all Senior Indebtedness; or

(b)	in the case of clauses (ii) and (iii) above, payment of all amounts due on all Senior Indebtedness, before the holders of the notes are entitled to receive any payment.

So long as any of the events in clauses (i), (ii), or (iii) above has occurred and is continuing, generally, any amounts payable or assets distributable on the notes will instead be paid or distributed, as the case may be, directly to the holders of Senior Indebtedness to the extent necessary to satisfy any amounts required to be paid to the holders of Senior Indebtedness.

“Senior Indebtedness” means, with respect to the notes, whether outstanding at the date of the indenture or incurred, created or assumed after such date and including all principal, premium, interest, penalties, fees and any other payment in respect of, (i) indebtedness of Alliant Energy, in respect of money borrowed, including all obligations under debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by Alliant Energy; (ii) all finance, operating and synthetic lease obligations of Alliant Energy; (iii) all obligations of Alliant Energy issued or assumed as the deferred purchase price of property, all conditional sale or purchase obligations of Alliant Energy and all obligations of Alliant Energy under any title retention agreement, excluding, for the avoidance of doubt, trade accounts payable and accrued liabilities arising in the ordinary course of business; (iv) all obligations of Alliant Energy for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility, surety bond, or similar credit transactions; (v) all other indebtedness or obligations in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which Alliant Energy is responsible or liable as obligor, guarantor (including, for the avoidance of doubt, indebtedness of Alliant Energy Finance, LLC guaranteed by Alliant Energy) or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (vi) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the notes.

Due to the subordination of the notes, if Alliant Energy’s assets are distributed upon its bankruptcy, dissolution, winding-up, liquidation or reorganization, holders of any Senior Indebtedness and other indebtedness and obligations that are not equal or junior to the notes in right of payment will likely recover more, ratably, than the holders of the notes, and it is possible that no payments would be made to the holders of the notes.

The contractual subordination provisions described above will cease to apply to the notes in the event of defeasance or satisfaction and discharge of the notes as described under “—Defeasance” below or “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus.

The notes and the indenture do not limit our ability to incur additional Senior Indebtedness or our or any of our subsidiaries’ ability to incur other secured and unsecured indebtedness or liabilities or our subsidiaries to issue preferred equity. We expect that we and our subsidiaries will incur substantial amounts of additional indebtedness, including Senior Indebtedness, in the future. For additional information, see “Risk Factors—The notes are subordinated or effectively subordinated to all other indebtedness of Alliant Energy and its subsidiaries (other than any unsecured indebtedness that Alliant Energy has incurred or may in the future incur that ranks junior to or pari passu with the notes), and the indenture does not limit the aggregate amount of indebtedness or other liabilities that Alliant Energy or its subsidiaries may incur.”

The information set forth under this caption “—Subordination,” including the definition of “Senior Indebtedness,” supersedes and replaces, insofar as it relates to the notes, the information appearing under the caption “Description of Debt Securities—Ranking” in the accompanying prospectus.

Redemption

The notes may be redeemed before maturity as described below. The redemption price, if any, will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

We may redeem some or all of the notes, at our option, in whole or in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Redemption Following a Tax Event

We may at our option redeem the notes, in whole but not in part, at any time following the occurrence and during the continuance of a Tax Event (as defined below) at a redemption price in cash equal to 100% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

•

any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties;

•

any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation);

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which such amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or which the administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Redemption Following a Rating Agency Event

We may at our option redeem the notes, in whole but not in part, at any time following the occurrence and during the continuance of a Rating Agency Event (as defined below) at a redemption price in cash equal to 102% of the principal amount of the notes, plus, subject to the terms described in the first paragraph under “—Redemption Procedures; Cancellation of Redemption” below, accrued and unpaid interest on the notes to, but excluding, the redemption date.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for Alliant Energy (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the notes, (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for Alliant Energy as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for Alliant Energy, in the case of any rating agency that first publishes a rating for Alliant Energy after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes by such rating agency had the current methodology not been changed.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the indenture, except that, if the redemption date for any notes falls on any day during an Optional Deferral Period (as defined below under “—Option to Defer Interest Payments”), accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest (as defined below under “—Option to Defer Interest Payments”)) on such notes will be paid on such redemption date to the persons entitled to receive the redemption price of such notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is sent, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a note is redeemed, the trustee will issue in the name of the registered holder of the note and deliver to such holder a new note in a principal amount equal to the unredeemed portion of the principal of the note surrendered for redemption. If we elect to redeem all or a portion of the notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) we have not effected satisfaction and discharge or defeasance of the notes as described under “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus or “—Defeasance” below and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that we shall have delivered or caused to be delivered to the trustee, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the notes called for redemption to, but excluding, the redemption date. If monies in such amount are not delivered to the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and we shall not be required to redeem the notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the notes called for redemption (which notice will also indicate that any notes or portions thereof surrendered for redemption shall be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed on any redemption date, the particular notes (or portions thereof) to be redeemed shall be selected by such method as the trustee shall deem fair and appropriate or, in the case of notes in book-entry form represented by one or more global notes, by such method of selection as may be required or permitted by the depositary.

Events of Default

An “event of default” occurs with respect to the notes if:

(a)

we do not pay any interest on any note when it becomes due and payable and such default continues for 30 days (whether or not such payment is prohibited by the subordination provisions applicable to the notes), except as the result of a deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”;

(b)	we do not pay any principal of or premium, if any, on any note when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions applicable to the notes);

(c)

we remain in breach of any other covenant or warranty (excluding covenants and warranties solely applicable to one or more other series of subordinated debt securities issued under the indenture) in the indenture or the notes for 60 days after there has been given to us, by such methods as are permitted under the indenture, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the trustee or registered holders of at least 33% of the principal amount of the outstanding notes; or

(d)	Alliant Energy files for bankruptcy or other specified events of bankruptcy, insolvency, receivership or reorganization occur with respect to Alliant Energy.

However, as discussed below under “—Limitation on Remedies,” neither the trustee nor the holders of the notes will be entitled to declare the notes to be due and payable immediately upon the occurrence of an event of default described in clause (c) above.

No event of default with respect to the notes will necessarily constitute an event of default with respect to the subordinated debt securities of any other series issued under the indenture, and no event of default with respect to any such other series of subordinated debt securities issued under the indenture will necessarily constitute an event of default with respect to the notes.

The description set forth under this caption “—Events of Default” supersedes and replaces, insofar as it relates to the notes, the description set forth under the caption “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Limitation on Remedies

If an event of default, other than an event of default described in clause (c) under “—Events of Default” above, occurs and is continuing, then either the trustee or the registered holders of at least 33% in principal amount of the outstanding notes may declare the principal amount of all of the notes, together with accrued and unpaid interest thereon (including, without limitation, any deferred interest and, to the extent permitted by applicable law, any compound interest), to be due and payable immediately, and upon such declaration the principal of and accrued and unpaid interest on the notes shall become immediately due and payable (notwithstanding any deferral of interest payments in accordance with the provisions discussed above under “—Option to Defer Interest Payments”).

However, if an event of default described in clause (c) under “—Events of Default” above occurs and is continuing, neither the trustee nor the registered holders of the notes will be entitled to declare the principal of the notes, or accrued or unpaid interest thereon, to be due and payable immediately. See “Risk Factors—Holders of the notes will have limited rights of acceleration” above. However, they may exercise the other rights and remedies available under the indenture upon the occurrence of such an event of default.

Limitation on Proceedings

The indenture provides that no registered holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless: (a) the registered holder has previously given the trustee written notice of a continuing event of default with respect to the notes; (b) the registered holders of at least 33% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with the request; and (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during such 60-day period by the registered holders of a majority in aggregate principal amount of the outstanding notes. Furthermore, no registered holder of notes will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of the notes under the indenture.

Defeasance

Alliant Energy may, upon satisfying several conditions, cause itself to be discharged from its obligations, with some exceptions, with respect to the notes, which we refer to as “defeasance.”

One condition Alliant Energy must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and premium, if any, and interest on the notes on the maturity dates of the payments or upon redemption.

In addition, Alliant Energy will be required to deliver an opinion of counsel to the effect that a holder of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

No Listing

The notes are a new issue of securities with no established trading market. We do not intend to apply for the listing or trading of the notes on any securities exchange or trading facility or for inclusion of the notes in any automated quotation system.

Agreement by Holders to Tax Treatment

Each holder (and beneficial owner) of the notes will, by accepting any notes (or a beneficial interest therein), be deemed to have agreed that such holder (or beneficial owner) intends that the notes constitute indebtedness of Alliant Energy, and will treat the notes as indebtedness of Alliant Energy, for U.S. federal, state and local tax purposes.

No Sinking Fund or Mandatory Redemption

We will not be required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the notes or to repurchase the notes at the option of holders.

Other

We will pay the principal of, and premium, if any, on the notes at the final maturity date, or upon redemption or as otherwise required, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer of the notes.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except in limited circumstances described in the accompanying prospectus under the caption “Global Securities.” The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We expect that payments due on notes in book-entry form will be paid by wire transfer of funds to the depositary or its nominee. For additional information regarding notes in global form and the book-entry system, see “Global Securities” in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences of the ownership and disposition of the notes and sets forth the opinions of Perkins Coie LLP, our tax counsel. The opinion of our counsel is dependent on the accuracy of representations made by us to them.

This summary is included for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the notes in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, bank or other financial institutions, former citizens or residents of the U.S., tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, S-corporations, partnerships or other pass-through entities or arrangements (or investors in such S-corporations, partnerships or other pass-through entities or arrangements) or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). In addition, this summary does not address the effect of any U.S. federal alternative minimum tax or the U.S. federal estate tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is limited to initial purchasers of the notes issued pursuant to this prospectus supplement who purchase the notes for an amount of cash equal to their offering price and who hold the notes as capital assets under Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed U.S. Treasury (“Treasury”) regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the notes or that any such position would not be sustained. Persons considering the purchase, ownership or disposition of the notes should consult their tax advisors concerning the U.S. federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States;

•

A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to the U.S. federal income tax regardless of source; or

•

A trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the U.S. federal income tax treatment of a partner or an equity interest owner of such other entity generally will depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of the notes.

Classification of the Notes

The determination of whether a security is classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. Based upon an analysis of the relevant facts and circumstances, under applicable law as of the issue date of the notes, the notes will be treated as indebtedness for U.S. federal income tax purposes. However, our treatment of the notes is not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this preliminary prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the position described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders, interest payments treated as dividends would be subject to withholding of U.S. income tax, except to the extent provided by an applicable income tax treaty. In addition, such a determination would constitute a Tax Event that would entitle us to redeem the notes as described under “Description of the Notes — Redemption — Redemption Following a Tax Event.” We agree, and by acquiring an interest in a note, each beneficial owner of a note will agree, to treat the notes as indebtedness of Alliant Energy for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your tax advisors regarding the tax consequences that will arise if the notes are not treated as indebtedness of Alliant Energy for U.S. federal income tax purposes.

Effect of Certain Contingencies

In certain circumstances described under “Description of the Notes—Redemption,” we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that the notes are not contingent payment debt instruments for U.S. federal income tax purposes because the likelihood of these additional payments (or any other contingencies under the terms of the notes) occurring is remote, and, under applicable Treasury Regulations, remote contingencies do not result in the treatment of a debt instrument as a contingent payment debt instrument. If the IRS were to successfully challenge such position, such that the notes are treated as contingent payment debt instruments, the U.S. federal income tax consequences of owning and disposing of the notes may differ materially from those described below (including the accrual of ordinary interest income at a higher rate than the stated interest rate on the notes, and the treatment of gain on a taxable disposition of the notes as ordinary income rather than capital gain). Our determination is binding on you, unless you explicitly disclose a contrary treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the notes were acquired. You are urged to consult your tax advisor regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. Holders

Interest Income and Original Issue Discount

Consistent with the discussion of remote contingencies described in “—Effect of Certain Contingencies” above, under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood that we exercise our option to defer interest payments is remote in part because our exercise of the option to defer payments of stated interest on the notes would generally prevent us from:

•	declaring or paying any dividend or distribution on Capital Stock of Alliant Energy;

•	redeeming, purchasing, acquiring or making a liquidation payment with respect to any Capital Stock of Alliant Energy;

•	paying any principal, interest or premium on, or repaying, repurchasing or redeeming, any indebtedness of Alliant Energy that ranks equally with or junior to the notes in right of payment; or

•	making any payments with respect to any guarantees by Alliant Energy of any indebtedness if such guarantees rank equally with or junior to the notes in right of payment.

Based on the foregoing, we expect that the notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, you should expect to include interest payments on the notes in gross income in accordance with your method of tax accounting.

In addition to the foregoing, we expect the notes to be treated for U.S. federal income tax purposes as VRDIs. Based on the Treasury Regulations applicable to variable rate debt instruments and the expected pricing terms of the notes, we do not expect the notes to be treated as issued with OID.

Under the applicable Treasury Regulations, if the option to defer any payment of interest were determined not to be remote, if we exercised such option, or if the pricing terms were to be set in a manner different from our expectations, the notes would be treated as issued with OID at the time of issuance or at the relevant later point in time, as the case may be. In such event, all or a portion of stated interest on the notes would thereafter be treated as OID, and you generally would be required to include the OID in gross income as it accrues, regardless of your method of tax accounting. The amount of OID includible in gross income is determined using a constant yield method, which may result in the inclusion of income prior to the receipt of cash payments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such note. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID, and less any principal repayments previously received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If we were to exercise our option to defer payments of interest on the notes, the notes may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, if you dispose of your notes between record dates for payments of interest, you will be required to include OID accrued to the date of such sale, redemption, exchange, retirement or other taxable disposition in taxable income and to add such amount to your adjusted tax basis in your notes. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income, other than a capped de minimis amount, for U.S. federal income tax purposes.

Additional Tax on Net Investment Income

U.S. Holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A U.S. Holder’s net investment income generally will include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussions of FATCA (described below) and backup withholding below, payments of interest (including any OID) on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if an applicable income tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) and (3) the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest (including any OID) made to such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), such interest generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion regarding backup withholding below, and except with respect to accrued but unpaid interest (including OID, if any) (which may be subject to tax as described above under the heading “Non-U.S. Holders — Payments of Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Foreign Accounts Tax Compliance Act (“FATCA”)

Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest (including any OID) in respect of the notes made to or through a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. We will not pay any additional amounts to holders of notes in respect of any such amounts withheld. Prospective investors should consult their tax advisors regarding FATCA.

Information Reporting and Backup Withholding

Payments of interest (including accrued OID) made by us on, or the proceeds of the sale or other disposition of, the notes to U.S. Holders may be subject to U.S. information reporting and may also be subject to U.S. federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number and is not otherwise exempt or fails to comply with applicable U.S. information reporting and certification requirements. Payments of interest (including accrued OID) made by us on, or the proceeds of the sale or other disposition of, the notes to Non-U.S. Holders will generally not be subject to U.S. federal backup withholding or U.S. information reporting if the Non-U.S. Holders comply with certification requirements and applicable U.S. information reporting requirements. However, the amount of, and the tax withheld with respect to, any interest and OID paid to Non-U.S. Holders, may be required to be reported annually to the IRS and to Non-U.S. Holders regardless of whether any tax was actually withheld. In addition, copies of the information returns reporting interest payments and the amount of any tax withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (a) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (b) a “plan” described in Section 4975 of the Code, including, without limitation, an individual retirement account and an individual retirement annuity, (c) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity and within the meaning of U.S. Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA, or (d) a governmental plan or church plan or any other plan subject to state, local, or foreign law that includes restrictions similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan.”

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA, and ERISA and the Code prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plan”) and certain “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975(e)(2) of the Code. Under ERISA, any person who has discretionary authority or control with respect to the management or disposition of plan assets and any person who provides investment advice with respect to plan assets for a fee or other compensation is a fiduciary of the investing Plan.

In considering whether to invest the assets of any Plan in a Note, a fiduciary of a Plan, any entity whose underlying assets include assets of a Plan by reason of the Plan’s investment in such entity, and any prospective investor subject to ERISA or Similar Law should determine, among other things, whether the investment is in accordance with the documents and instruments governing such Plan and otherwise appropriate under the applicable provisions of ERISA, the Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including, without limitation, the prudence, loyalty, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any Similar Law and the cash flow needs and funding objectives of the Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons with respect thereto, unless an exemption is available. For example, an ERISA Plan is prohibited from lending money (or otherwise extending credit) to a party in interest or disqualified person, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, any fiduciary who authorizes such a transaction may be subject to personal liability, and any such transaction may need to be reversed or otherwise corrected. In addition, if the ERISA Plan involved in a non-exempt prohibited transaction is an individual retirement account or individual retirement annuity (“IRA”), the IRA could lose its tax-exempt status.

The acquisition and/or holding of a note by an ERISA Plan with respect to which we are considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of a note. These class exemptions include, without limitation, PTCE 84-14, relating to transactions effected by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts, and PTCE

96-23, relating to transactions directed by in-house asset managers, although there can be no assurance that the conditions of any such exemptions will be satisfied.

In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person with respect to that ERISA Plan (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control, or renders investment advice with respect to, the ERISA Plan assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that, in connection with the transaction, the ERISA Plan receives no less, nor pays no more, than adequate consideration.

Plans other than ERISA Plans that are subject to Similar Law may purchase or hold a note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Each of these statutory or administrative prohibited transaction exemptions contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Code and may not provide relief under Similar Law. Moreover, if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will apply with respect to the purchase and holding of the notes.

Deemed Representation

Because of the foregoing, the notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any Similar Law. Accordingly, by its acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a note or (ii) its purchase and holding of a note, throughout the period that it holds such note, is exempt from the prohibited transaction restrictions under ERISA and Section 4975 of the Code or any provisions of Similar Law, as applicable, pursuant to one or more prohibited transaction statutory or administrative exemptions.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding a note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of a note.

UNDERWRITING

BofA Securities, Inc., MUFG Securities Americas Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the representatives of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the principal amount of the notes set forth opposite each underwriter’s name below.

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$
MUFG Securities Americas Inc.
Barclays Capital Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the notes by the underwriters is subject to receipt and acceptance and the underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Settlement

We expect that delivery of the notes will be made to investors on or about     , 2025, which will be the      business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required by virtue of the fact that the notes initially will settle in      business days to specify alternative settlement arrangements to prevent a failed settlement. Purchasers who wish to trade the notes on any date prior to the first business day before delivery should consult their advisors.

Commissions and Discounts

The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note		%

Total	$

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to certain dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $     million and are payable by us.

No Sale of Similar Securities

We have agreed, with exceptions, not to sell or transfer any of the notes from the date of this prospectus supplement until the issuance of the notes without first obtaining the written consent of the representatives on behalf of the underwriters. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any debt securities;

•	sell any option or contract to purchase any debt securities;

•	purchase any option or contract to sell any debt securities;

•	grant any option, right or warrant to purchase any debt securities;

•	otherwise dispose of or transfer any debt securities;

•	file a registration statement related to any debt securities; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any debt securities, whether any such swap or transaction is to be settled by delivery of debt securities or other securities, in cash or otherwise.

This lockup provision applies to any of our debt securities and to securities convertible into or exchangeable or exercisable for our debt securities.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Price Stabilization and Short Position

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.

If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, then the representatives may reduce that short position by purchasing notes in the open market. Purchases of the notes to stabilize or reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, affiliates of each of BofA Securities, Inc., MUFG Securities Americas Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, are lenders under our credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to reduce outstanding commercial paper, retire long term debt and/or for general corporate purposes. Long term debt to be retired may include the $200 million aggregate principal amount of 1.400% senior notes and the $300 million variable rate term loan (5% interest rate as of June 30, 2025) issued by Alliant Energy Finance, LLC, and our $575 million aggregate principal amount of 3.875% convertible senior notes, each of which matures in March 2026 and is expected to be retired at or prior to maturity. Certain of the underwriters or their affiliates may hold some of the term loan or some of these senior notes. As a result, such underwriters or affiliates will receive their proportionate share of any amount of the term loan or senior notes that are repaid with the net proceeds of this offering.

Also as described under “Use of Proceeds,” we also intend to use a portion of the net proceeds from this offering to reduce outstanding commercial paper. Certain of the underwriters or their affiliates are dealers on our commercial paper program and may hold our commercial paper and, accordingly, may receive a portion of the net proceeds of this offering.

Selling Restrictions

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Article 2(e) of the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the PRIIPs Regulation for offering, selling or distributing packaged retail and insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering, selling or distributing the ntoes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

In the EEA, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, “non-retail investors” (being persons who are not “retail investors” as defined in this section titled “European Economic Area”) and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will be engaged in only with, non-retail investors. Any person in the EEA who is a “retail investor” should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. Each person in the EEA who purchases any of the notes will be deemed to have represented, warranted, acknowledged and agreed that they are a non-retail investor.

United Kingdom

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption from the requirement to publish a prospectus for offers of securities.

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of assimilated law by virtue of the EUWA;

(ii)	a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of assimilated law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the UK PRIIPs Regulation for offering, selling or distributing packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, “non-retail investors” (being persons who are not “retail investors” as defined in this section titled “United Kingdom”) who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in only with, relevant persons. Each person in the UK who purchases any of the notes will be deemed to have represented, warranted, acknowledged and agreed that they are a relevant person.

References in this section titled “United Kingdom” to UK legislation include any successor legislation to that legislation.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been and may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA-04 N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Switzerland

This prospectus supplement is not intended to constitute an offer to the public or a solicitation to purchase or invest in any notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”). The notes have not been and will not be listed or admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA, and none of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Law, the Dubai International Financial Centre (“DIFC”) Law No. 1 of 2012, as amended. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus . The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

If applicable, pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including Alliant Energy.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025;

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2025, March 3, 2025, March 10, 2025, May 9, 2025, May 15, 2025, May 19, 2025, May 20, 2025, and September 11, 2025; and

•

the portions of the Definitive Proxy Statement on Schedule 14A filed on April  1, 2025 for our 2025 annual meeting of shareowners called for May 16, 2025, incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus. Additionally, some of these reports are filed on a combined basis with our subsidiaries, Interstate Power and Light Company and Wisconsin Power and Light Company. Information contained in these reports relating to these entities is filed by them on their own behalf and not by us.

You may obtain copies of documents incorporated by reference in this prospectus, at no cost, by request directed to us at the following address or telephone number:

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Attention: Omar N. Chaudhary

Corporate Secretary

(608) 458-3311

You can also find these filings on our website at www.alliantenergy.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Perkins Coie LLP. The underwriters have been represented by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedules, incorporated by reference in this prospectus from Alliant Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the effectiveness of Alliant Energy and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Alliant Energy Corporation

Common Stock

Debt Securities

Warrants

Stock Purchase Contracts

and

Stock Purchase Units

We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer.

We may offer and sell the following securities:

•	common stock;

•	debt securities, which may be convertible into our common stock;

•	warrants to purchase debt securities, common stock or other securities; and

•	stock purchase contracts and stock purchase units.

Each time securities are sold using this prospectus, we will provide one or more prospectus supplements containing specific information about the offering and the terms of the securities being sold, including the offering price. Each prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you invest.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or a delayed basis. The applicable prospectus supplement will provide the specific terms of the plan of distribution.

In addition, selling shareowners to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareowners.

Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “LNT.”

Investing in our securities involves risk. See “Risk Factors” on page 4 of this prospectus and in any prospectus supplement or such other document we refer you to in any prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2025.

ABOUT THIS PROSPECTUS

References in this prospectus to “we,” “us,” “our” and the “Company” refer to Alliant Energy Corporation, unless the context otherwise requires. References to “common stock” refer to our common stock, $0.01 par value per share.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareowners may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we, or, under certain circumstances, our shareowners, offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus and may include other special considerations applicable to such offering of securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus and any prospectus supplement or information incorporated by reference herein or therein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any prospectus supplement. The descriptions of these agreements contained in this prospectus and any prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. See “Where You Can Find More Information.”

We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus and any supplement to this prospectus, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference herein or therein contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus or any prospectus supplement or incorporated by reference herein or therein, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “may,” “believe,” “expect,” “anticipate,” “plan,” “project,” “will,” “projections,” “estimate,” or other words of similar import. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements included in this prospectus, any prospectus supplement or in a document incorporated by reference herein or therein speak only as of the date of this prospectus, the applicable prospectus supplement or the document incorporated by reference, as the case may be. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” on page 4 of this prospectus and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus and any prospectus supplement. Numerous important factors described in this prospectus, any prospectus supplement and/or any document incorporated by reference in this prospectus and/or any prospectus supplement could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ALLIANT ENERGY CORPORATION

We are an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electric and natural gas service to customers in the Midwest through our two public utility subsidiaries, Interstate Power and Light Company, or IPL, and Wisconsin Power and Light Company, or WPL. We also have non-utility operations. Our utility business is engaged principally in:

•	the generation and distribution of electricity to retail customers in select markets in Iowa and Wisconsin;

•	the distribution and transportation of natural gas to retail customers in select markets in Iowa and Wisconsin;

•	the sale of electricity to wholesale customers in Minnesota (through July 2025), Illinois, Iowa and Wisconsin; and

•

the generation and distribution of steam for two customers in Cedar Rapids, Iowa, which are each under contract through 2025 for taking minimum quantities of annual steam usage, with certain conditions, after which IPL expects to exit the steam business, and various other energy-related products and services.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the Federal Energy Regulatory Commission, or the FERC, under that Act.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures, investments and repurchases and redemptions of securities. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes material terms and provisions that apply to our common stock. The summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended (our “Charter”), and our Amended and Restated Bylaws (our “Bylaws”), each of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our Charter provides that we have authority to issue 480,000,000 shares of common stock, $0.01 par value per share. We do not have the authority under our Charter to issue shares of preferred stock.

Common Stock

Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including the ability of our subsidiaries to pay dividends. Our utility subsidiaries each have restrictions on the payment of dividends on their common stock based on the regulatory restrictions applicable to them, and IPL has restrictions on the payment of dividends on its common stock based on the terms of its outstanding preferred stock.

Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareowners, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See “—Anti-Takeover Effects of Various Provisions of Wisconsin Law, Our Charter and Our Bylaws.” Holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Unless otherwise provided in our Charter, each director to be elected shall be elected by a plurality of the votes cast by the common stock shares entitled to vote in the election of directors at an annual or special meeting of shareowners at which a quorum is present. Shareowners have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. Our board of directors is divided into three classes, with staggered terms of three years each. Action on all other matters besides election of directors shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless our Charter or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Anti-Takeover Effects of Various Provisions of Wisconsin Law, Our Charter and Our Bylaws

Provisions of our Charter, our Bylaws and Wisconsin law may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in his, her or its best interest, including an attempt that might result in a shareowner’s receipt of a premium over the market price for his, her or its shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors, which could result in an improvement of their terms.

Wisconsin Law

Section 196.795(3) of the Wisconsin Statutes provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a public utility holding company, such as us, without the approval of the Public Service Commission of Wisconsin, or the PSCW.

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations, such as us, held by any person or persons acting as a group in excess of 20% of the corporation’s voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareowners. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, such as us, and a significant shareowner, unless the board of directors of the corporation approves either the business combination or the purchase of shares that causes the shareowner to become a significant shareowner before such purchase occurs.

Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

Shareowner Meetings; Requirements for Advance Notice of Shareowner Nominations and Proposals

Our Bylaws establish a procedure that shareowners seeking to call a special meeting of shareowners must satisfy. This procedure involves notice to us, the receipt by us of written demands for a special meeting from holders of our common stock representing at least 10% of the votes entitled to be cast on any issue proposed to be considered, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by our board of directors. In addition, shareowners demanding such a special meeting must deliver to us a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the proxy materials for our solicitation of proxies for use at such meeting, in the event such shareowners are unsuccessful in their proxy solicitation.

Our Bylaws also provide our board of directors with discretion in postponing shareowner meetings, including, within certain limits, special meetings of shareowners. Additionally, our chairman or board of directors (acting by resolution) may adjourn a shareowner meeting at any time prior to the transaction of business at such meeting, within certain limits.

Our Bylaws also contain strict time deadlines and procedures applicable to shareowners seeking to nominate a person for election as a director or to otherwise bring business before a meeting. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. To bring business before an annual meeting, a shareowner must give written notice that complies with our Bylaws to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

DESCRIPTION OF DEBT SECURITIES

Unless otherwise indicated in a prospectus supplement, the following description of the debt securities, or notes, sets forth the general terms and provisions of the notes that we may offer by this prospectus. The notes may be issued as senior debt securities or subordinated debt securities (which may include junior subordinated debt securities, senior subordinated debt securities and subordinated debt securities of any other relative ranking). When we offer to sell a particular series of notes, we will describe the specific terms of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of notes.

General

The senior debt securities will be governed by an indenture (the “senior indenture”) between us and the trustee named therein, and the subordinated debt securities will be governed by an indenture (the “subordinated indenture”) between us and the trustee named therein. The senior indenture and the subordinated indenture are hereinafter sometimes referred to as, collectively, the “indentures” and individually, the “indenture.” The indentures do not limit the aggregate principal amount of notes that may be issued under either indenture and provide that notes may be issued from time to time in one or more series pursuant to the terms of one or more supplemental indentures, board resolutions or officer’s certificates pursuant to a supplemental indenture or a board resolution. The indentures give us the ability to reopen a previous issue of notes and issue additional notes of such series, unless otherwise provided. The following description of the indentures does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the forms of indentures as amended or supplemented from time to time (copies of which are filed as exhibits to the registration statement of which this prospectus is a part).

Provisions of a Particular Series

The prospectus supplement applicable to each series of notes will specify, among other things:

•	the title of such notes;

•	whether the series of notes consists of senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of such notes which may be authenticated and delivered under the applicable indenture;

•

the person to whom interest on a note of the series shall be payable if other than the person in whose name that note is registered at the close of business on the regular record date for such interest;

•

the date or dates on which the principal of such notes is payable or the method or means by which those dates will be determined, and our right, if any, to extend those dates and the duration of any such extension;

•

the rate or rates at which such notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and our right, if any, to extend the interest payment periods and the duration of any such extension;

•	the place or places where the principal of, premium, if any, and interest, if any, on such notes shall be payable;

•

the methods by which registration of transfer of such notes and exchanges of such notes may be effected, and by which notices and demands to or upon us in respect of such notes and the applicable indenture may be made, given, furnished, filed or served;

•	the note registrar and paying agent or agents for such notes and, if such is the case, a statement that the principal of such notes will be payable without presentment or surrender of the notes;

•

if the time for giving redemption notices for such notes is different from that provided in the applicable indenture, such different time, and the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which such notes may be redeemed, in whole or in part, at our option, as well as any restrictions on such redemptions;

•

our obligation(s), if any, to redeem, purchase or repay such notes pursuant to any sinking fund or analogous provision or at the option of a holder and the terms and conditions upon which such notes will be so redeemed, purchased or repaid, as well as any applicable exceptions to the applicable indenture provisions relating to notices of redemption in the case of mandatory redemption or redemption or repayment at the option of a holder;

•	the denominations in which such notes shall be issuable;

•

the currency or currencies, including composite currencies, in which the principal, premium, if any, and interest, if any, on such notes will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•

if the principal, premium, if any, or interest, if any, on such notes are to be payable, at our election or at the election of a holder, in a coin or currency other than that in which such notes are stated to be payable: (i) the coin or currency in which any such payment will be payable and (ii) the period(s) within which, and the terms upon which, such election may be made;

•

if the principal, premium, if any, or interest, if any, on such notes are to be payable, or are to be payable at our election or at the election of a holder, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period(s) within which, and terms upon which, such election may be made;

•	if the amount payable in respect of principal of or any premium or interest on any notes may be determined with reference to an index or formula, the manner in which such amount will be determined;

•

any deletions from, modifications of or additions to the events of default or covenants as provided in the indenture pertaining to such notes, and any change in the rights of the applicable trustee or holders pursuant to a supplemental indenture;

•	any additions to the definitions set forth in the indenture with respect to such notes;

•	whether such notes shall be issued in whole or in part in the form of a global security or securities;

•

the terms and conditions, if any, upon which such global security or securities may be exchanged for certificated notes of such series and of like tenor of any authorized denomination and the circumstances under which such exchange may occur, if other than as provided in the applicable indenture;

•	the depositary for such global security or securities if other than The Depository Trust Company;

•	the form of any legend(s) to be borne by any such global security or securities in addition to or in lieu of the legend provided in the applicable indenture;

•

any limitations on the rights of the holders of such notes to transfer or exchange such notes or to obtain registration of transfer of such notes, and if a service charge will be made for the registration of transfer or exchange of such notes, the amount or terms of the service charge;

•	any restriction or condition on the transferability of such notes;

•	if other than the entire principal amount, the portion of the principal amount of such notes payable upon declaration of acceleration of maturity;

•	the terms, if any, pursuant to which such notes may be converted into or exchanged for our or another person’s shares of capital stock or other securities;

•

if such notes are denominated in a currency other than U.S. dollars or in a composite currency, the obligations or instruments, if any, which may be deposited in connection with a satisfaction and discharge, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of such notes after satisfaction and discharge as provided in the applicable indenture;

•	any exception to indenture provisions relating to legal holidays or variation in the definition of “business day” with respect to such notes;

•	any non-applicability of the limitation on liens contained in the indenture to the notes of such series or any exceptions or modifications to the limitation on liens with respect to such notes;

•	if such notes will be subject to defeasance or covenant defeasance; and

•	any other terms of such notes.

The indentures do not contain provisions that afford holders of notes protection in the event of a highly leveraged transaction involving us.

Some of the notes may be issued as original issue discount notes. Such notes are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.

Ranking

The senior debt securities will be unsecured and rank senior to our subordinated debt securities and any of our other indebtedness that by its terms is subordinated in right of payment to the senior debt securities. The senior debt securities will rank equally in right of payment with our other unsecured and unsubordinated senior indebtedness. The senior debt securities will be effectively subordinated to all of our secured indebtedness.

The subordinated debt securities will be unsecured and rank junior and subordinate in right of payment to the senior debt securities and all of our other current and future senior indebtedness. Unless otherwise specified in the applicable prospectus supplement, no payments on the subordinated debt securities may be made if (i) any senior indebtedness is not paid when due and failure of such default continues beyond any applicable grace period or (ii) the maturity of any senior indebtedness has been accelerated because of a default. Upon any distribution of our assets to creditors upon a bankruptcy, insolvency, liquidation, reorganization or similar event, all amounts due on our senior indebtedness must be paid before any payments are made on the subordinated debt securities.

Neither the subordinated indenture nor the senior indenture will limit the amount of senior debt (whether secured or unsecured) that we can incur.

Registration and Transfer

We will not be required to (i) issue, register the transfer of or exchange notes of any series during a period of 15 days immediately preceding the date notice is given identifying the notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of any notes will be made only against surrender to the paying agent of such notes. Principal of and interest on notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time. Payment of interest on notes on any interest payment date will be made to the person in whose name the notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the applicable trustee will act as paying agent with respect to the notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

All moneys paid by us to a paying agent for the payment of the principal of (and premium, if any) or interest on the notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to us, upon request and subject to applicable abandoned property laws, and the holder of such notes will from that time forward look only to us for payment of such principal, premium and interest.

Limitation on Liens

Unless otherwise specified in a prospectus supplement for notes of a particular series, the following covenant will apply to the notes of that series.

So long as any notes remain outstanding, we will not secure any indebtedness with a lien on any shares of the capital stock of any of our significant subsidiaries, which shares of capital stock we directly or indirectly own from the date of the applicable indenture or thereafter, unless we equally and ratably secure all notes. However, this restriction does not apply to or prevent:

(1)

(i) liens upon capital stock later acquired, directly or indirectly, by us to secure (A) the purchase price of such capital stock or (B) indebtedness incurred solely for the purpose of financing the acquisition of any such capital stock, (ii) liens existing on any such capital stock at the time of acquisition, and (iii) extensions, renewals or replacements of any of the foregoing, provided that in connection with clause (iii), the principal amount of indebtedness so secured shall be for the same or a lesser principal amount of the indebtedness secured by the lien and no such lien shall extend to or cover any capital stock other than the capital stock being acquired or to more than the same proportion of all shares of capital stock as was covered by the lien that was extended, renewed or replaced; or

(2)

attachment, judgment or other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and (i) the claims secured by the lien are being actively contested in good faith by appropriate proceedings or (ii) payment of the claims is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies.

Liens on any shares of the capital stock of any of our significant subsidiaries to secure any indebtedness, other than liens described in (1) and (2) above, are referred to in this prospectus as “restricted liens.” The foregoing limitations do not apply to the extent that we create any restricted liens to secure indebtedness that, together with all of our other indebtedness secured by restricted liens, does not at the time exceed 10% of our consolidated net tangible assets, as determined by us as of a month end not more than 90 days prior to the closing or consummation of the proposed transaction.

For this purpose, “indebtedness” applied to any person means (i) any liability of such person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit (other than trade letters of credit) issued to support indebtedness or obligations of such person or others of the kinds referred to in this definition, or (B) evidenced by a bond, note, debenture or similar instrument, or (C) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (D) for the payment of money relating to a capitalized lease obligation; (ii) any liability of others described in the preceding clause (i) that such person has guaranteed or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

For this purpose, “consolidated net tangible assets” means the total amount of our assets determined on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, less (i) the sum of our consolidated current liabilities determined in accordance with GAAP and (ii) the amount of our consolidated assets classified as intangible assets determined in accordance with GAAP, including but not limited to, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and regulatory assets carried as an asset on our consolidated balance sheet.

For this purpose, “significant subsidiary” means any direct, majority owned subsidiary of us that is a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.

Regulations prohibit or restrict the encumbrance or pledge of public utility assets for the benefit of an associated company. Any pledge of WPL’s common stock to secure the notes could require approval of the FERC or the PSCW. Any pledge of IPL’s common stock to secure the notes could require approval of the FERC. Even with a valid pledge of IPL’s or WPL’s common stock, foreclosure under the applicable indenture may be subject to applicable regulatory requirements, including approval by each of the FERC or the PSCW, if foreclosure or the sale of the pledged IPL or WPL common stock may constitute a transfer of control of IPL or WPL. Applicable law gives each of the FERC and the PSCW broad discretion to define “control” for these purposes, and any such determination would depend upon the facts and circumstances existing at the time. Accordingly, the ability to foreclose on and dispose of IPL or WPL common stock may be restricted or delayed by applicable regulatory requirements.

Consolidation, Merger and Sale

We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the corporation formed by such consolidation or into which we are merged or the person that acquires by conveyance or transfer, or that leases, our properties and assets substantially as an entirety, is a corporation organized and existing under the laws of the United States, any State in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the applicable trustee, the payment of the principal of (and premium, if any) and interest on all the notes outstanding under the applicable indenture and the performance of every covenant of the applicable indenture on our part to be performed or observed;

•

immediately after giving effect to such transactions, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the applicable indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of our assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization or our form of organization; provided that the amount of our indebtedness is not increased; and provided, further, that the successor assumes all of our obligations under the applicable indenture.

Modification

The applicable indenture contains provisions permitting us and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series that is affected, to modify the applicable indenture or the rights of the holders of the notes of such series; provided that no such modification may, without the consent of the holder of each outstanding note that is affected:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note or the rate of interest on any note or any premium payable upon the redemption of any note, or change the method of calculating the rate of interest of any note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any note (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage of principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or

•

modify any of the provisions of the indenture relating to supplemental indentures requiring the consent of holders, waiver of past defaults, or waiver of certain covenants, except to increase any percentage vote required for such an amendment or supplemental indenture or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each affected holder of an outstanding note.

In addition, we and the applicable trustee may execute, without the consent of any holders of notes, any supplemental indenture for certain other customary purposes, including the creation of any new series of notes.

Events of Default

Except as described in the applicable prospectus supplement, the applicable indenture provides that any one or more of the following described events with respect to the notes of any series, which has occurred and is continuing, constitutes an “event of default” with respect to the notes of such series:

•	failure for 30 days to pay interest on the notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

•	failure to pay principal or premium, if any, or interest on the notes of such series when due at maturity or upon earlier redemption; or

•	failure for 30 business days to deposit any sinking fund payment when due by the terms of a note of such series; or

•

failure to observe or perform any other covenant or warranty of ours in the applicable indenture (other than a covenant or warranty which has expressly been included in the applicable indenture solely for the benefit of one or more series of notes other than such series) for 90 days after written notice to us from the applicable trustee or the holders of at least 33% in principal amount of the outstanding notes of such series; or

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	any other event of default specified by us pursuant to the applicable indenture with respect to notes of that series.

The holders of not less than a majority in aggregate outstanding principal amount of the notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee with respect to the notes of such series. If an event of default occurs and is continuing with respect to the notes of any series, then the applicable trustee or the holders of not less than 33% in aggregate outstanding principal amount of the notes of such series may declare the principal amount of the notes due and payable immediately by notice in writing to us (and to the applicable trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in the applicable indenture, the holders of not less than a majority in aggregate outstanding principal amount of the notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and we have paid or deposited with the applicable trustee a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration and all sums paid or advanced by such trustee, including reasonable compensation and expenses of such trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the notes of any series, on behalf of the holders of all the notes of such series, may waive any past default with respect to such series, except (i) a default in the payment of principal (or premium, if any) or interest or (ii) a default in respect of a covenant or provision which as provided under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding note of such series affected.

Satisfaction and Discharge

We will be discharged from our obligations on the notes of any series, or any portion of the principal amount of the notes of any series, if we irrevocably deposit with the applicable trustee or any paying agent (other than us) sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, premium, if any, and interest, if any, due and to become due, and deliver to such trustee or paying agent:

•

if such deposit shall have been made prior to the maturity of the notes of such series, a company order stating that the money and eligible obligations shall be held in trust and deposited in accordance with the applicable indenture; and

•

if eligible obligations have been deposited, an opinion of counsel that the obligations so deposited constitute eligible obligations and do not contain provisions permitting the redemption or other prepayment at the option of the issuer thereof and an opinion of an independent public accountant to the effect that the eligible obligations will be sufficient in accordance with the applicable indenture; and

•

if such deposit shall have been made prior to the maturity of the notes of the series, (i) an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those notes, or the portions thereof, will have been satisfied and discharged as contemplated in the applicable indenture, and (ii) if such deposit shall have been made prior to the maturity of the notes of the series, an opinion of counsel to the effect that, as a result of a change in law or a ruling of the U.S. Internal Revenue Service issued after the date of issuance of such notes, the holders of the notes of the series, or portions thereof, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to U.S. federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” for U.S. dollar-denominated notes, means securities that are direct obligations of, or obligations the full and timely payment of which are unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, or depository receipts issued by a bank as custodian with respect to these obligations or any specific interest, principal or other payments due in respect thereof held by the custodian in accordance with the applicable indenture for the account of the holder of a depository receipt.

In the event that all of the conditions set forth above have been satisfied for any series of notes, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion of counsel described in the second and third bulleted items above, the holders of those notes will no longer be entitled to the benefits of certain of our covenants under the applicable indenture, including the covenant described above in “- Limitation on Liens.” Our indebtedness under those notes, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those notes may continue to look to us for payment of the indebtedness represented by those notes.

Each indenture will be deemed satisfied and discharged when no notes remain outstanding and we have paid all other sums payable by us under the applicable indenture and delivered an officer’s certificate and opinion of counsel to the applicable trustee stating that the conditions to satisfaction and discharge contained in the applicable indenture have been met. All moneys we pay to the applicable trustee or any paying agent on notes (or hold in trust for payment thereof) which remain unclaimed at the end of two years after payments have become due will be paid to us (or, discharged if so held in trust) upon request, subject to certain notice provisions and applicable abandoned property laws. Thereafter, the holder of those notes may look only to us for payment and not the trustee or any paying agent.

Information Concerning the Trustee

The applicable trustee, prior to an event of default with respect to notes of any series, undertakes to perform, with respect to notes of such series, only such duties as are specifically set forth in the applicable indenture and, in case an event of default with respect to notes of any series has occurred and is continuing, shall exercise, with respect to notes of such series, such of the rights and powers vested in it by the applicable indenture, and use the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the applicable trustee is under no obligation to exercise any of the powers vested in it by the applicable indenture at the request of any holder of notes of any series, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred by such trustee. The applicable trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if such trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The applicable trustee may decline to follow any such direction from a holder if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the notes of such series not joining in such direction.

Pursuant to the Trust Indenture Act of 1939, as amended, which we refer to as the 1939 Act, if a default occurs with respect to notes of any series, the applicable trustee may be required to resign as trustee under the applicable indenture if it has a conflicting interest (as defined in the 1939 Act), unless the default is cured, duly waived or otherwise eliminated within 90 days.

We and certain of our subsidiaries may maintain deposit accounts and banking relationships with the applicable trustee. The applicable trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which our securities and certain of our subsidiaries are outstanding.

Governing Law

Each indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Global Securities

We will issue the notes in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the applicable indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the applicable indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments (including principal, premium, if any, and interest) on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds to the accounts specified by the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Initial settlement for the notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC’s procedures. The notes represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an event of default with respect to the notes has occurred and is continuing; or

•	we decide not to have the notes represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the applicable warrant agreement.

We may issue warrants for the purchase of debt securities, common stock or other securities. Warrants may be issued independently or together with debt securities, common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock or other securities at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following summary of certain provisions of the stock purchase contracts and stock purchase units does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the applicable stock purchase contracts or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates. The price per security and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or other securities, we will include in the prospectus supplement relating to the offering information about the issuer of the debt obligations. Specifically, if the issuer has a class of securities registered under the Exchange Act and is either eligible to register its securities on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt obligations.

SELLING SHAREOWNERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareowners to be named in a prospectus supplement. We may register these shares to permit selling shareowners to resell their shares when they deem appropriate. A selling shareowner may resell all, a portion or none of such shareowner’s shares at any time and from time to time. Selling shareowners may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareowners may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareowner under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareowners, other than underwriting fees, discounts or commissions which will be borne by the selling shareowners. We will provide you with a prospectus supplement naming the selling shareowners, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareowner.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareowner may sell shares of our common stock, in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; (5) directly by us or any selling shareowners to purchasers, including through a specific bidding, auction or other process; or (6) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareowners, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareowners may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareowners may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareowner or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will use its commercially reasonable efforts to solicit purchases for the period of its appointment or to sell securities on a continuing basis. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the securities will be offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareowner will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

In addition, any selling shareowner may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareowner, and the sale thereof may be made by us or any selling shareowner, directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareowner to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareowners, other than underwriting fees, discounts or commissions, which will be borne by the selling shareowners. We or any selling shareowner may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareowner may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareowner or borrowed from us, any selling shareowner or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareowner in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Additionally, certain selling shareowners may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareowner. Certain selling shareowners also may sell shares short and redeliver shares to close out such short positions. Certain selling shareowners may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Certain selling shareowners also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareowner’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareowner. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareowner may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the Nasdaq, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareowner in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-9894). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025;

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2025, March 3, 2025, March 10, 2025, May 9, 2025, May 15, 2025, May 19, 2025, May 20, 2025, and September 11, 2025; and

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on April 1, 2025 for our 2025 annual meeting of shareowners called for May 16, 2025, incorporated by reference in our Annual Report on Form 10-K for the year ended December  31, 2024.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus. Additionally, some of these reports are filed on a combined basis with our subsidiaries, Interstate Power and Light Company and Wisconsin Power and Light Company. Information contained in these reports relating to these entities is filed by them on their own behalf and not by us.

You may obtain copies of documents incorporated by reference in this prospectus, at no cost, by request directed to us at the following address or telephone number:

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Attention: Omar N. Chaudhary, Corporate Secretary

(608) 458-3311

Our filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov, as well as on our website at www.alliantenergy.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities offered in this prospectus and certain legal matters will be passed upon for us by Perkins Coie LLP. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, of Alliant Energy Corporation incorporated in this prospectus by reference from Alliant Energy Corporation’s Annual Report on Form 10-K and the effectiveness of Alliant Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

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 % Fixed-to-Fixed Reset Rate

Junior Subordinated Notes due 20

Alliant Energy Corporation

PROSPECTUS SUPPLEMENT

    , 2025

Joint Book-Running Managers

BofA Securities	MUFG

Barclays	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho	Wells Fargo Securities